UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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                                                           Cracker Barrel Old Country Store, Inc.
(Name of Registrant as Specified In Its Charter)

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Investor Contact:    Lawrence E. Hyatt, Senior Vice President and Chief Financial Officer

                                 (615) 235-4432
                                 Mark Harnett, MacKenzie Partners, Inc.
                                 (212) 929-5877

Media Contact:        Julie K. Davis, Senior Director, Corporate Communications

                                 (615) 443-9266

                                 Ruth Pachman, Kekst and Company

                                 (212) 521-4891

CRACKER BARREL RESPONDS TO BIGLARI’S ANNOUNCED INTENTION TO COMMENCE A PROXY FIGHT

-          Board Unanimously Declined Demand to Appoint Biglari to Board

-          Company Endeavored to Avoid Proxy Fight, Held Numerous Discussions with Biglari and Offered Him the Opportunity to Appoint Two New Qualified Independent Directors

LEBANON, Tenn. September 1, 2011 – Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) commented today on the announcement by Biglari Holdings Inc. (NYSE:BH) of its intention to nominate Sardar Biglari, Chairman and CEO of Biglari Holdings, to the Cracker Barrel Board at the Company’s 2011 Annual Meeting of Shareholders.  In response to prior demands by Mr. Biglari to appoint himself and Philip Cooley, Biglari Holdings’ Vice Chairman and director, to the Cracker Barrel Board, the Board determined that such action was not in the best interest of the Company and its shareholders for a variety of reasons, which are outlined below.

In an effort to avoid a proxy fight, the Company held numerous discussions with Mr. Biglari and offered him the opportunity to appoint two new independent directors to the Cracker Barrel Board, subject to his nominees being qualified under Cracker Barrel’s Corporate Governance Guidelines, which he refused. The text of a letter outlining Cracker Barrel’s offer from Michael A. Woodhouse, Cracker Barrel’s Chairman and Chief Executive Officer, to Mr. Biglari is reproduced at the end of this release.

Mr. Woodhouse said, “The Board is disappointed that Mr. Biglari refused our good faith offer and, instead, determined to initiate a disruptive and costly proxy contest at the expense of all of Cracker Barrel’s shareholders and his own.”

Careful Consideration of Biglari Candidacy

Mr. Biglari first made his demand that the Board appoint him and Mr. Cooley to the Cracker Barrel Board in June.  After careful deliberation and numerous discussions between Cracker Barrel and Mr. Biglari, including a meeting between the members of Cracker Barrel’s Nominating and Corporate Governance Committee and Messrs. Biglari and Cooley at Biglari Holdings’ offices in San Antonio, Texas, the Cracker Barrel Board and Nominating and Corporate Governance Committee unanimously declined Mr. Biglari’s demand in late July.  The Board and the Committee took into consideration many factors in deciding that the appointments would not be in the best interests of the Company and its shareholders, including significant business and legal concerns over conflicts of interest and governance, the background and qualifications of the individuals, and uncertainty over Mr. Biglari’s ultimate agenda.

Offered to Add to Board Two Qualified Independent Candidates to be Nominated by Biglari

While Cracker Barrel’s Board rejected Mr. Biglari’s demand to appoint himself and Mr. Cooley to the Board, in an effort to be constructive, the Board offered to appoint two new, qualified independent directors not affiliated with any restaurant company who would be recommended by Mr. Biglari.  Mr. Biglari indicated on August 10th that he would  provide Cracker Barrel with proposed independent director nominees if Cracker Barrel entered into a confidentiality agreement not to disclose the identity of any candidates Mr. Biglari proposed if they were ultimately not accepted by the Board.  Cracker Barrel complied with this request and provided a confidentiality agreement to Biglari Holdings the next day.  After nearly two weeks’ delay, Mr. Biglari chose not to sign the agreement.

Numerous Concerns Over Biglari’s Conflicts, Governance Practices and Undisclosed Agenda

In making its decision not to appoint Mr. Biglari to the Board, the Board and the Nominating and Corporate Governance Committee took into account a number of factors, including:

•         Appointing the chief executive officer of a competing restaurant chain, Steak n Shake, to the Cracker Barrel Board would create serious and inappropriate business conflicts of interest.  The Board has never in Cracker Barrel’s 42-year history included a director who was a director or officer of another restaurant company, and such appointments would violate the Company’s Corporate Governance Guidelines.

•         Including a director of a competitor on the Cracker Barrel Board would violate the federal antitrust laws.

•         Biglari Holdings is currently seeking approval by its shareholders to create a two-class capital structure, including Class B shares with only 1/100th of a vote. As stated in its July 5, 2011 proxy statement, “Biglari Holdings is in the business of acquiring other businesses,” and it intends to issue the low-vote Class B shares in acquiring other companies without significantly diluting the voting power of Biglari Holdings shareholders who retain Class A shares.  Although Mr. Biglari stated to senior management and members of the Nominating and Corporate Governance Committee on several occasions that he had a significant agenda in seeking to join the Board, he consistently refused to articulate that agenda. In this context, the Board is concerned that Mr. Biglari may place the interests of Biglari Holdings above the interests of Cracker Barrel shareholders.

•         The Board views Mr. Biglari’s actions as chairman and chief executive officer of Biglari Holdings as shareholder-unfriendly and inconsistent with the highest standards of corporate governance, including:

o       engineering a reverse stock split in a manner that precluded many individual investors from owning the stock (and attempting a second reverse stock split that was abandoned only after substantial investor criticism);

o       attempting to create a two-class stock ownership system that would permit Mr. Biglari and others owning a relatively small economic stake to control the company’s vote; and

o       attempting to institute an excessive and uncapped compensation scheme for Mr. Biglari that was only modified after substantial investor objections.

Significant Management and Board Transition Already Underway at Cracker Barrel

“In addition to these concerns about Mr. Biglari’s track record,” said Mr. Woodhouse, “the Board also considered the fact that Cracker Barrel has already been engaged in a long-planned significant transition to new leadership, with several important changes that position the Company for sustained profitable growth.”

These changes include:

•         the designation on August 1 of Sandra B. Cochran as the Company’s new Chief Executive Officer, effective September 12, and the announcement that she would outline the company’s 2012 business plan and key initiatives as part of the Company’s fourth quarter earnings call on September 13;

•         the hiring of a new Chief Financial Officer, Lawrence Hyatt, eight months ago;

•         the appointment of three new highly qualified independent directors to the Board since June 2011, and the decision of two long-time directors not to stand for re-election at the 2011 Annual Meeting.

While the Board has always been open to hearing the ideas of Mr. Biglari, and has offered Mr. Biglari the opportunity to appoint two new qualified independent directors, the Board, as articulated above, does not believe it would serve the best interests of all shareholders to bring Mr. Biglari onto the Board.

Goldman, Sachs & Co. is acting as financial advisor to Cracker Barrel, and Wachtell, Lipton, Rosen & Katz and Bass, Berry & Sims, PLC are acting as Cracker Barrel’s legal counsel.

* * *

Text of Letter from Mr. Woodhouse to Mr. Biglari dated August 22, 2011:

August 22, 2011

Mr. Sardar Biglari

Chairman and Chief Executive Officer

Biglari Holdings Inc.

175 East Houston Street, Suite 1300

San Antonio, Texas 78205

RE: Settlement Offer

Dear Sardar:

I thought it might be useful for the sake of clarity to set forth in writing the settlement offer that I first made to you by telephone on August 1,2011, and subsequently reconfirmed to you by telephone on August 10, 2011. As you know, this settlement offer was made in response to your request, first communicated to us at our meeting on June 23,2011, that we appoint you and Phil Cooley to the Cracker Barrel Board. Following that meeting, our Nominating and Corporate Governance Committee and our Board thoroughly considered your request, a process that included the Nominating and Corporate Governance Committee members traveling to San Antonio to meet with you and Dr. Cooley, and concluded, owing to conflict, legal and other issues, not to appoint you and Phil to the Board. However, in an effort to be constructive, the Board authorized me to make the settlement offer that we discussed on August 1 and August 10.

Under that offer, we would immediately add to our Board two mutually agreed independent directors unaffiliated with Biglari Holdings or any other restaurant company, to be recommended by Biglari Holdings and approved by the Cracker Barrel Board. This offer is subject to Biglari Holdings’ agreement (1) to support the Board-recommended slate of nominees, which will include such two mutually agreed independent directors, and not to nominate any other candidates or present any shareholder proposals, at Cracker Barrel’s 2011 annual meeting of shareholders and (2) not to seek to call or support the call of any special meeting of Cracker Barrel shareholders prior to Cracker Barrel’s 2012 annual meeting of shareholders.

When we spoke on August 10, 2011, you indicated that you would be willing to provide us with your proposed director nominees in connection with this offer if Cracker Barrel entered into a confidentiality agreement limiting Cracker Barrel’s ability to disclose the identity of any candidates proposed by you who were ultimately not accepted by our Board. As you requested, I instructed our outside counsel to draft such an agreement, and they provided it to your counsel on August 11, 2011.

We were then and are now fully prepared to enter into a reasonable confidentiality agreement immediately and to comply with its terms, as we would with any contract that we sign. We are not, however, willing to agree to the $1 million liquidated damages provision that we understand your lawyers are insisting on, which our counsel advise us is unusual and unnecessary.

Once the confidentiality agreement is signed and you provide the names and completed questionnaires of your two proposed nominees, our Nominating and Corporate Governance Committee will meet promptly with each of the proposed nominees. Assuming the proposed nominees are qualified under the criteria set forth in our corporate governance guidelines (which are posted on our website), and subject to the terms set forth in the second paragraph of this letter, we would then immediately appoint your two nominees to our Board.

We would like to begin the process as soon as possible, and, to that end, we ask that you provide us the names of your nominees this week so that we may schedule meetings with our Nominating and Corporate Governance Committee.

I hope that this letter gives you complete clarity with respect to our offer and the process for appointing your nominees, but please feel free to contact me should you have any questions. We look forward to hearing from you.

Sincerely,

/s/ Michael A. Woodhouse

Michael A. Woodhouse

Chairman and Chief Executive Officer

* * *

About Cracker Barrel

Cracker Barrel Old Country Store restaurants provide a friendly home-away-from-home in their old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. The restaurant serves up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as its signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Headquartered in Lebanon, Tennessee, Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 and operates 604 company-owned locations in 42 states. Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. — 10 p.m., and Friday and Saturday, 6 a.m. - 11 p.m. For more information, visit: crackerbarrel.com.

Important Additional Information

Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at Cracker Barrel’s 2011 Annual Meeting. Cracker Barrel intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Cracker Barrel shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY

BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Cracker Barrel’s 2011 Annual Meeting.  Information regarding the direct and indirect beneficial ownership of Cracker Barrel’s directors and executive officers in Cracker Barrel securities is included in their SEC filings on Forms 3, 4 and 5, and additional information can also be found in Cracker Barrel’s Annual Report on Form 10-K for the year ended July 30, 2010, filed with the SEC on September 28, 2010 and its Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended July 29, 2011 filed on December 6, 2010, March 4, 2011 and June 3, 2011, respectively. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.crackerbarrel.com.

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